                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                           AMERICAN VANTAGE COMPANIES
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    03037B106
 ------------------------------------------------------------------------------
                                 (CUSIP Number)


                                STANLEY E. MARON
                          1250 FOURTH STREET, SUITE 580
                             SANTA MONICA, CA 90401
                                 (310) 570-4900
 ------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                DECEMBER 31, 2004
 ------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: [ ].

                       (Continued on the following pages)



                               Page 1 of 12 Pages

1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

                                  SCHEDULE 13D
CUSIP NO. 03037B106                                                 PAGE 2 OF 12


--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         YAYA LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)                                                   [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
--------------------------------------------------------------------------------
  NUMBER          7        SOLE VOTING POWER

 OF SHARES                 0 SHARES
                  --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER

   OWNED
                  --------------------------------------------------------------
  BY EACH         9        SOLE DISPOSITIVE POWER

 REPORTING                 0 SHARES
                  --------------------------------------------------------------
  PERSON          10       SHARED DISPOSITIVE POWER

   WITH
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 SHARES
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0% (1)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------

(1) BASED ON 5,824,107 SHARES OF COMMON STOCK OUTSTANDING AS OF NOVEMBER 15, 2004, AS REPORTED IN THE ISSUER'S QUARTERLY REPORT ON FORM 10-QSB FILED WITH THE COMMISSION ON NOVEMBER 15, 2004.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 03037B106                                                 PAGE 3 OF 12


--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         WHITE ROCK PARTNERS
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)                                                   [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         CALIFORNIA
--------------------------------------------------------------------------------
  NUMBER          7        SOLE VOTING POWER

 OF SHARES                 55,236 SHARES
                  --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER

   OWNED                   281,269 SHARES
                  --------------------------------------------------------------
  BY EACH         9        SOLE DISPOSITIVE POWER

 REPORTING                 55,236 SHARES
                  --------------------------------------------------------------
  PERSON          10       SHARED DISPOSITIVE POWER

   WITH                    281,269 SHARES
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         336,505 SHARES
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.8% (1)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------


(1) BASED ON 5,824,107 SHARES OF COMMON STOCK OUTSTANDING AS OF NOVEMBER 15, 2004, AS REPORTED IN THE ISSUER'S QUARTERLY REPORT ON FORM 10-QSB FILED WITH THE COMMISSION ON NOVEMBER 15, 2004.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 03037B106                                                 PAGE 4 OF 12


--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         ET HOLDINGS, L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)                                                   [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
--------------------------------------------------------------------------------
  NUMBER          7        SOLE VOTING POWER

 OF SHARES
                  --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER

   OWNED                   336,505 SHARES
                  --------------------------------------------------------------
  BY EACH         9        SOLE DISPOSITIVE POWER

 REPORTING
                  --------------------------------------------------------------
  PERSON          10       SHARED DISPOSITIVE POWER

   WITH                    336,505 SHARES
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         336,505 SHARES
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.8% (1)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------


(1) BASED ON 5,824,107 SHARES OF COMMON STOCK OUTSTANDING AS OF NOVEMBER 15, 2004, AS REPORTED IN THE ISSUER'S QUARTERLY REPORT ON FORM 10-QSB FILED WITH THE COMMISSION ON NOVEMBER 15, 2004.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 03037B106                                                 PAGE 5 OF 12


--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         KREST LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)                                                   [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
--------------------------------------------------------------------------------
  NUMBER          7        SOLE VOTING POWER

 OF SHARES                 281,269 SHARES
                  --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER

   OWNED                   55,236 SHARES
                  --------------------------------------------------------------
  BY EACH         9        SOLE DISPOSITIVE POWER

 REPORTING                 281,269 SHARES
                  --------------------------------------------------------------
  PERSON          10       SHARED DISPOSITIVE POWER

   WITH                    55,236 SHARES
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         336,505 SHARES
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.8% (1)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------


(1) BASED ON 5,824,107 SHARES OF COMMON STOCK OUTSTANDING AS OF NOVEMBER 15, 2004, AS REPORTED IN THE ISSUER'S QUARTERLY REPORT ON FORM 10-QSB FILED WITH THE COMMISSION ON NOVEMBER 15, 2004.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 03037B106                                                 PAGE 6 OF 12


--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         HAMPSTEAD ASSOCIATES, L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)                                                   [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
--------------------------------------------------------------------------------
  NUMBER          7        SOLE VOTING POWER

 OF SHARES
                  --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER

   OWNED                   336,505 SHARES
                  --------------------------------------------------------------
  BY EACH         9        SOLE DISPOSITIVE POWER

 REPORTING
                  --------------------------------------------------------------
  PERSON          10       SHARED DISPOSITIVE POWER

   WITH                    336,505 SHARES
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         336,505 SHARES
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.8% (1)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------


(1) BASED ON 5,824,107 SHARES OF COMMON STOCK OUTSTANDING AS OF NOVEMBER 15, 2004, AS REPORTED IN THE ISSUER'S QUARTERLY REPORT ON FORM 10-QSB FILED WITH THE COMMISSION ON NOVEMBER 15, 2004.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 03037B106                                                 PAGE 7 OF 12


--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         RIDGEVIEW ASSOCIATES, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)                                                   [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         CALIFORNIA
--------------------------------------------------------------------------------
  NUMBER          7        SOLE VOTING POWER

 OF SHARES
                  --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER

   OWNED                   336,505 SHARES
                  --------------------------------------------------------------
  BY EACH         9        SOLE DISPOSITIVE POWER

 REPORTING
                  --------------------------------------------------------------
  PERSON          10       SHARED DISPOSITIVE POWER

   WITH                    336,505 SHARES
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         336,505 SHARES
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.8% (1)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------


(1) BASED ON 5,824,107 SHARES OF COMMON STOCK OUTSTANDING AS OF NOVEMBER 15, 2004, AS REPORTED IN THE ISSUER'S QUARTERLY REPORT ON FORM 10-QSB FILED WITH THE COMMISSION ON NOVEMBER 15, 2004.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 03037B106                                                 PAGE 8 OF 12


--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         MICHAEL R. MILKEN
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)                                                   [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.
--------------------------------------------------------------------------------
  NUMBER          7        SOLE VOTING POWER

 OF SHARES
                  --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER

   OWNED                   336,505 SHARES
                  --------------------------------------------------------------
  BY EACH         9        SOLE DISPOSITIVE POWER

 REPORTING
                  --------------------------------------------------------------
  PERSON          10       SHARED DISPOSITIVE POWER

   WITH                    336,505 SHARES
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         336,505 SHARES
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.8% (1)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------


(1) BASED ON 5,824,107 SHARES OF COMMON STOCK OUTSTANDING AS OF NOVEMBER 15, 2004, AS REPORTED IN THE ISSUER'S QUARTERLY REPORT ON FORM 10-QSB FILED WITH THE COMMISSION ON NOVEMBER 15, 2004.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
CUSIP NO. 03037B106                                                 PAGE 9 OF 12


--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         LOWELL J. MILKEN
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)                                                   [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.
--------------------------------------------------------------------------------
  NUMBER          7        SOLE VOTING POWER

 OF SHARES
                  --------------------------------------------------------------
BENEFICIALLY      8        SHARED VOTING POWER

   OWNED                   336,505 SHARES
                  --------------------------------------------------------------
  BY EACH         9        SOLE DISPOSITIVE POWER

 REPORTING
                  --------------------------------------------------------------
  PERSON          10       SHARED DISPOSITIVE POWER

   WITH                    336,505 SHARES
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         336,505 SHARES
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.8% (1)
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------


(1) BASED ON 5,824,107 SHARES OF COMMON STOCK OUTSTANDING AS OF NOVEMBER 15, 2004, AS REPORTED IN THE ISSUER'S QUARTERLY REPORT ON FORM 10-QSB FILED WITH THE COMMISSION ON NOVEMBER 15, 2004.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

            This Amendment No. 1 to Schedule 13D ("Amendment No. 1") relating to American Vantage Companies, a Nevada corporation (the "Issuer"), is being filed on behalf of the undersigned (the "Reporting Persons") to amend the Schedule 13D filed with the Commission on April 28, 2003 (the "Schedule 13D"). Capitalized terms used but not otherwise defined herein have the same meanings as in the
Schedule 13D.

            On December 31, 2004, YaYa LLC ("YaYa") was dissolved. In connection with the dissolution, the 824,811 shares of the Issuer's common stock, par value $.01 per share (the "Common Stock"), held by YaYa were distributed to its creditors. Accordingly, the information in Items 1-5 and 7 below is hereby amended and supplemented by adding the following thereto:

ITEM 1.     SECURITY AND ISSUER.

            On December 31, 2004, YaYa was dissolved. In connection with the dissolution, the 824,811 shares of Common Stock held by YaYa were distributed to its creditors.

ITEM 2.     IDENTITY AND BACKGROUND.

            On December 31, 2004, YaYa was dissolved. In connection with the dissolution, the 824,811 shares of Common Stock held by YaYa were distributed to its creditors.

ITEM 3.     SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

            On December 31, 2004, YaYa was dissolved. In connection with the dissolution, the 824,811 shares of Common Stock held by YaYa were distributed to its creditors.

ITEM 4.     PURPOSE OF TRANSACTION.

            On December 31, 2004, YaYa was dissolved. In connection with the dissolution, the 824,811 shares of Common Stock held by YaYa were distributed to its creditors.

ITEM 5.     INTEREST IN SECURITIES OF THE ISSUER.

            On December 31, 2004, YaYa was dissolved. In connection with the dissolution, the 824,811 shares of Common Stock held by YaYa were distributed to its creditors, including the distribution of 55,236 shares of Common Stock to White Rock Partners, a California general partnership, and 281,269 shares of Common Stock to Krest LLC, a Delaware limited liability company. The Reporting Persons beneficially own an aggregate of 336,505 shares of Common Stock. According to the Issuer's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004, there were 5,824,107 shares of Common Stock outstanding as of November 15, 2004. On the basis of the total shares outstanding as November 15, 2004, the Reporting Persons' shares constitute approximately 5.8% of the outstanding shares of Common Stock.

ITEM 7.     MATERIAL TO BE FILED AS EXHIBITS.

            Exhibit 1:  Joint Filing Agreement dated as of January 10, 2005

                                   SIGNATURES

            After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  January 10, 2005       YAYA LLC,
                               a Delaware limited liability company

                              /s/ Stanley E. Maron
                              -----------------------------
                              By:  Stanley E. Maron
                              Its:  Secretary


                              WHITE ROCK PARTNERS,
                              a California general partnership

                              By:   Mapleleaf Partners,
                                    a California general partnership
                              Its:  General Partner

                                    Mapleleaf Partners,
                                    a California general partnership

                                    /s/ Stanley E. Maron
                                    --------------------------
                                    By:     Stanley E. Maron
                                    Its:    General Partner


                              KREST LLC,
                              a Delaware limited liability company

                              /s/ Stanley E. Maron
                              -----------------------------
                              By:  Stanley E. Maron
                              Its:  Secretary



                              ET HOLDINGS, L.L.C.,
                              a Delaware limited liability company

                              /s/ Stanley E. Maron
                              -----------------------------
                              By:  Stanley E. Maron
                              Its:  Assistant Secretary

                              HAMPSTEAD ASSOCIATES, L.L.C.,
                              a Delaware limited liability company

                              By: RIDGEVIEW ASSOCIATES, LLC,
                               a California limited liability company
                              Its:  Manager

                                    RIDGEVIEW ASSOCIATES, LLC,
                                    a California limited liability company

                                    /s/ Michael R. Milken
                                    -------------------------
                                    By:  Michael R. Milken
                                    Its:  Manager


                              RIDGEVIEW ASSOCIATES, LLC,
                              a California limited liability company

                              /s/ Michael R. Milken
                              -----------------------------
                              By:  Michael R. Milken
                              Its:  Manager


                              /s/ Michael R. Milken
                              -----------------------------
                              Michael R. Milken, an individual


                              /s/ Lowell J. Milken
                              -----------------------------
                              Lowell J. Milken, an individual

                                  EXHIBIT INDEX

Exhibit 1:  Joint Filing Agreement dated as of January 10, 2005